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                            Translation from German

                          POOLING AND TRUST AGREEMENT

1.   Stefan Heiligensetzer,
     resident in Ottacker 17,87477 Sulzberg

                                    hereinafter referred to as the "beneficiary"

     and

2.   Dr. Hubert Besner,
     Widenmayerstr. 41, 80538 Munich

                                        hereinafter referred to as the "trustee"
     are hereby concluding the following agreement:



                                       I.

                                    Subject


The beneficiary sold his share in the company Artwise GmbH Software Losungen to Cybernet Internet-Dienstleistungen AG (hereinafter referred to as "Cybernet AG") and to Cybernet Internet-Beteiligungs GmbH (hereinafter referred to as "Cybernet GmbH") with the Contract of Sale and Assignment of 18.09.1997 (document no. 1218/1997 of the notary public Dr. Siegmar Mossner in Ulm, hereinafter referred to as the "Contract of Sale and Assignment"). One part of the purchase price pursuant to the Contract of Sale and Assignment can be performed with 19,861 pieces of common stock of Cybernet Internet Services International, Inc. (hereinafter referred to as "Cybernet U.S.").
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                                      II.

                                  Trusteeship

1. The beneficiary hereby orders and authorizes the trustee to accept the 19,861 pieces of common stock of Cybernet U.S. (hereinafter referred to as the "shares") mentioned in number I. above within the performance of the part of the purchase price pursuant to the Contract of Sale and Assignment, and to keep them in custody subsequently in a trust account with BHF-Bank Berlin (no. 170080577), registered for the trustee and for the account of the beneficiary. The transferability of the shares is restricted in accordance with U.S. and other applicable negotiable instruments law. The share certificates contain the following note: These shares are subject to the restrictions pursuant to the Pooling and Trust Agreement of 08.01.1998. A copy of this agreement can be obtained with the company.

2. The trustee is ordered and authorized by the beneficiary to keep in custody and issue the shares pursuant to this agreement. With view to the obligations of the beneficiary towards Cybernet AG and Cybernet GmbH, the trustee keeps the shares in custody pursuant to the Contract of Sale and Assignment.


                                      III.

                               Pooling Commitment

The beneficiary cannot demand transfer and issuance of the shares from the trustee until 31.12.1998. Starting from 01.01.1999, the beneficiary can demand transfer and issuance of 25% of the shares kept for him, starting from
01.01.2000 the transfer and issuance of another 25% of the shares kept for him and starting from 01.01.2001 the transfer and issuance of another 50% of the shares kept for him.

                                      IV.

                           Obligations of the Trustee

1. With the exception of number III. above, the trustee will only dispose of the shares after joint written instruction of the beneficiary and of Cybernet AG.
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2.   Before exerting the rights he has as a shareholder towards Cybernet U.S., towards other shareholders or towards third parties, the trustee shall request the instructions of the beneficiary and will comply with the instructions of the beneficiary. In case delay causes danger, the trustee is entitled to act at his best discretion, taking the interests of the beneficiary into consideration, if the prior getting of instructions is not possible.

3. The trustee has to pass all documents and information he receives as a shareholder on to the beneficiary immediately. Exceeding obligations to inform or make reports, in particular regarding the situation of Cybernet U.S. or the shares, do not exist and are expressly contracted out.

4. The trustee has to make a statement of all payments and other benefits that are made upon him in his capacity as a shareholder, in particular dividends, and has to pay them to the beneficiary.


                                       V.

                                    PROXIES

The trustee hereby irrevocably authorizes the beneficiary to exercise his voting right and all other rights in connection with the shares, provided that the beneficiary is also entitled to delegate his authority to other persons.


                                      VI.

                            LIABILITY OF THE TRUSTEE

Liability of the trustee for the due performance of this agreement shall be limited to intention and gross negligence. Any liability with respect to the development of the enterprise of Cybernet U.S. or of Cybernet AG or to the development of value of the shares is expressly excluded.
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                                      VII.

                       REIMBURSEMENT OF EXPENSES, RELEASE

1. The trustee is entitled to reimbursement of expenses and expenditure he may be incurred within the performance of this agreement, plus eventual statutory turnover tax.

2. Upon the request of the trustee, the beneficiary shall release the trustee from all obligations that may arise for him from the performance of this agreement.

                                     VIII.

                       TERMINATION OF THE TRUST AGREEMENT

1. The beneficiary and Cybernet AG can terminate this agreement by joint written declaration without giving reasons any time. As for the rest, this Trust Agreement expires upon complete transfer and issuance of the shares to the beneficiary pursuant to number III, above.

2. In the case of death or non-temporary prevention of the trustee, the rights and obligations under this Trust Agreement will pass on to a trustee jointly determined by the beneficiary and Cybernet AG. If the beneficiary and Cybernet AG cannot agree upon a joint trustee, chairmen of the supervisory board of Cybernet AG have to determine a trustee. The trustee hereby irrevocably offers the successor thus determined as trustee the transfer of the shares and the assignment of the rights to issuance of the shares against BHF-Bank.

                                      IX.

                                OTHER PROVISIONS

1. Modifications and supplements of this agreement must be in writing in order to be effective. Oral arrangements shall be ineffective.

2.   To this agreement, exclusively German law shall apply.
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3.   If individual provisions of this agreement or parts thereof should be or become ineffective or void or unenforceable, of if this agreement should contain a gap, the effectiveness of the other provisions shall not be affected thereby. Instead of the ineffective or void or unenforceable provision or in order to fill the gap, an appropriate regulation shall be considered agreed upon, which - within what is legally permissible - comes closest to the economic result the parties intended with the ineffective or unenforceable provision and to what they would have intended if they had taken the unregulated point into consideration pursuant to the sense and purpose of the agreement prior to using the legal provisions; alternatively, this regulation has to be agreed upon and has to be put down in writing.


Munich, 08.01.1998

sgd.: S. Heiligensetzer                                sgd.: Hubert Besner
Beneficiary                                            Trustee













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In my capacity as a public translator for the English language, duly commissioned and sworn by the President of the Regional Court I of Munich, I hereby certify that the foregoing is a true and complete English translation of the German document submitted to me.
Munich, Federal Republic of Germany
21 August 1998

/s/ Elisabeth Groner